EXHIBIT 4.2
EXECUTION VERSION
GUARANTY AGREEMENT
THIS GUARANTY AGREEMENT (this "Guaranty Agreement"), dated as of July 14, 2016, by each of the signatories hereto and each of the other entities which becomes a party hereto pursuant to Section 23 hereof (each of such signatories and other entities, a "Guarantor" and collectively, the "Guarantors"), in favor of Cortland Capital Market Services LLC, as administrative agent for the Lenders (as defined below) and collateral agent for the Secured Parties (as defined in the Loan Agreement) (collectively in such capacities, the "Agent") for its benefit and the benefit of the Secured Parties.
RECITALS
WHEREAS, the Borrower entered into that certain Second Lien Loan Agreement, dated as of July 14, 2016 (the "Loan Agreement"), by and among the Borrower, the lenders from time to time party thereto (collectively, the "Lenders"), and the Agent, pursuant to which the Lenders have agreed to extend the second lien loans (the "Loans") to the Borrower for the purposes, and on the terms and subject to the conditions, set forth in the Loan Agreement;
WHEREAS, in order to induce the Lenders and the Agent to enter into the Loan Agreement, each Guarantor is willing to guarantee the Obligations of the Borrower under the Loan Documents (together, the "Guaranty Documents");
WHEREAS, the Lenders are willing to make and maintain the Loans, but only upon the condition, among others, that the Guarantors shall have executed and delivered this Guaranty Agreement; and
WHEREAS, all of the Guarantors expect to realize direct and indirect benefits as the result of the availability of the aforementioned second lien credit facilities to the Borrower, as the result of financial or business support that will be provided to the Guarantors by the Borrower.
NOW, THEREFORE, in consideration of the above recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1. Definitions; Interpretation.  Unless otherwise defined herein, all capitalized terms used in this Guaranty Agreement not otherwise defined herein shall have the respective meanings assigned to them in the Loan Agreement.  The rules of interpretation set forth in the Loan Agreement apply to this Guaranty Agreement mutatis mutandis.  References in this Guaranty Agreement to "Sections" are to sections herein unless otherwise indicated.
SECTION 2. The Guarantee.
(a) Each Guarantor, jointly and severally, hereby absolutely, irrevocably and unconditionally guarantees the full and punctual payment of (i) the Obligations (including interest accruing at the then applicable rate provided in the Loan Agreement after the maturity thereof and interest accruing at the then applicable rate provided in the Loan Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party thereunder whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) all other amounts payable by the Borrower from time to time to any of the Secured Parties (together, the "Guaranteed Parties") under the Guaranty Documents, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including to the extent provided therein all reasonable fees and disbursements of counsel to any Guaranteed Party that are required to be paid by the Borrower pursuant to the terms of any Guaranty Document) and (iii) performance of the Obligations of the Borrower in each case strictly in accordance with their terms (collectively, the "Guaranteed Obligations").  Upon failure by the Borrower to pay punctually any of the Guaranteed Obligations, each Guarantor, jointly and severally, agrees that it shall forthwith on demand pay the amount not so paid at the place and in the manner specified in any Guaranty Document, as the case may be.  This guaranty is absolute, irrevocable and unconditional in nature and is made with respect to any and all Guaranteed Obligations now existing or in the future arising.  Each Guarantor's liability under this Guaranty Agreement shall continue until full satisfaction of all Guaranteed Obligations.  This guaranty is a guarantee of due and punctual payment and performance and not of collectibility.
(b) If under any Requirement of Law (including state and Federal fraudulent transfer laws), the Guaranteed Obligations of any Guarantor under Section 2(a) would otherwise be held or determined to be void, invalid or unenforceable or if the claims of the Guaranteed Parties in respect of such Guaranteed Obligations would be subordinated to the claims of any other creditors on account of such Guarantor's liability under Section 2(a), then, notwithstanding any other provision of this Guaranty Agreement to the contrary, the amount of the liability of such Guarantor shall, without any further action by the Guarantors or any Guaranteed Party, be automatically limited and reduced to the highest amount which is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
(c) Notwithstanding anything to the contrary contained in this Guaranty Agreement or in any other document, instrument or agreement between or among any Guaranteed Party, the Borrower, any Guarantor or any third party, the obligations of each Guarantor with respect to the Guaranteed Obligations shall be joint and several with each other Guarantor and any other Person that now or hereafter executes a guaranty of any of the Guaranteed Obligations separate from this Guaranty Agreement.
(d) The Agent may bring and prosecute a separate action or actions against any Guarantor whether or not the Borrower, any other Guarantor or any other Person is joined in any such action or a separate action or actions are brought against the Borrower, any other Guarantor, any other Person or any collateral for all or any part of the Guaranteed Obligations.  The obligations of each Guarantor under, and the effectiveness of, this Guaranty Agreement are not conditioned upon the existence or continuation of any other guarantee (including any letter of credit) of all or any part of the Guaranteed Obligations.  By its acceptance hereof, each Guaranteed Party agrees that this Guaranty Agreement may be enforced only by action of the Agent in accordance with the terms of the Guaranty Documents and that no Guaranteed Party shall have any right individually to seek to enforce this Guaranty Agreement.

(e) To the fullest extent not prohibited by any Requirement of Law, each Guarantor hereby waives all right of revocation with respect to the Guaranteed Obligations.
(f) Each Guarantor hereby agrees that, between it and the Guaranteed Parties, the obligations of the Borrower under the Guaranty Documents may be declared to be forthwith (or may become automatically) due and payable as provided in therein for purposes of this Section 2 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations becoming due and payable as against the Borrower) and that, in the event of such declaration (or such obligation being deemed due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable for purposes of this Section 2.
SECTION 3. Acknowledgments, Waivers and Consents.  Each Guarantor acknowledges that the obligations undertaken by it under this Guaranty Agreement involve the guarantee of obligations of Persons other than such Guarantor and that such obligations are absolute, irrevocable and unconditional under any and all circumstances.  In full recognition and in furtherance of the foregoing, each Guarantor agrees that:
(a) Without affecting the enforceability or effectiveness of this Guaranty Agreement in accordance with its terms, without affecting, limiting, reducing, discharging or terminating the liability of any Guarantor or the rights, remedies, powers and privileges of the Guaranteed Parties under this Guaranty Agreement and without modifying the rights or obligations of the Borrower under the Guaranty Documents, the Guaranteed Parties may, at any time and from time to time and without notice or demand of any kind or nature whatsoever:
(i) amend, supplement, modify, extend, renew, waive, accelerate or otherwise change the time for payment or performance of, or the terms of, all or any part of the Guaranteed Obligations (including any increase or decrease in the principal portion of, or rate or rates of interest on, all or any part of the Guaranteed Obligations);
(ii) amend, supplement, modify, extend, renew, waive or otherwise change, or enter into or give, any Loan Document or any agreement, security document, guarantee, approval, consent or other instrument with respect to all or any part of the Guaranteed Obligations, any Guaranty Document or any such other instrument or any term or provision of the foregoing;
(iii) accept or enter into new or additional agreements, security documents, guarantees (including letters of credit) or other instruments in addition to, in exchange for or relative to any Guaranty Document, all or any part of the Guaranteed Obligations or any collateral now or in the future serving as security for the Guaranteed Obligations;
(iv) accept or receive (including from any other Guarantor or other Person) partial payments or performance on the Guaranteed Obligations (whether as a result of the exercise of any right, remedy, power or privilege or otherwise);

(v) accept, receive and hold any additional collateral for all or any part of the Guaranteed Obligations (including from any other Guarantor or other Person);
(vi) release, reconvey, terminate, waive, abandon, allow to lapse or expire, fail to perfect, subordinate, exchange, substitute, transfer, foreclose upon or enforce any collateral, security documents or guarantees (including letters of credit or the obligations of any other Guarantor or other Person) for or relative to all or any part of the Guaranteed Obligations;
(vii) apply any collateral or the proceeds of any collateral or guarantee (including any letter of credit or the obligations of any other Guarantor or other Person) to all or any part of the Guaranteed Obligations in such manner and extent as any Guaranteed Party may in its discretion determine, but not inconsistent with the Loan Documents;
(viii) release any Person (including any other Guarantor or other Person) from any personal liability with respect to all or any part of the Guaranteed Obligations;
(ix) settle, compromise, release, liquidate or enforce upon such terms and in such manner as any Guaranteed Party may determine or as any Requirement of Law may dictate all or any part of the Guaranteed Obligations or any collateral on or guarantee of (including any letter of credit issued with respect to) all or any part of the Guaranteed Obligations (including with any other Guarantor or other Person);
(x) consent to any merger or consolidation of, the sale of substantial assets by, or other restructuring or termination of the existence of the Borrower or any other Person (including any other Guarantor or other Person);
(xi) proceed against the Borrower, such Guarantor, any other Guarantor or any other Person (including any issuer of any letter of credit issued with respect to) all or any part of the Guaranteed Obligations or any collateral provided by any Person and exercise the rights, remedies, powers and privileges of the Guaranteed Parties under the Guaranty Documents or otherwise in such order and such manner as any Guaranteed Party may, in its discretion, determine, without any necessity to proceed upon or against or exhaust any collateral, right, remedy, power or privilege before proceeding to call upon or otherwise enforce this Guaranty Agreement as to such Guarantor;
(xii) foreclose upon any deed of trust, mortgage or other instrument creating or granting Liens on any interest in real property by judicial or nonjudicial sale or by deed in lieu of foreclosure, bid any amount or make no bid in any foreclosure sale or make any other election of remedies with respect to such Liens or exercise any right of set-off;
(xiii) obtain the appointment of a receiver with respect to any collateral for all or any part of the Guaranteed Obligations and apply the proceeds of such receivership as any Guaranteed Party may in its discretion determine (it being agreed that nothing in this clause (xiii) shall be deemed to make any Guaranteed Party a party in possession in contemplation of law, except at its option);

(xiv) amend, supplement, modify, alter or release the subordination of any junior or subordinated indebtedness or any security thereof;
(xv) enter into such other transactions or business dealings with the Borrower, any Subsidiary or Affiliate of the Borrower or any other Guarantor or other Person as any Guaranteed Party may desire; and
(xvi) do all or any combination of the actions set forth in this Section 3(a).
(b) The enforceability and effectiveness of this Guaranty Agreement and the liability of each Guarantor, and the rights, remedies, powers and privileges of the Guaranteed Parties, under this Guaranty Agreement shall not be affected, limited, reduced, discharged or terminated, and such Guarantor hereby expressly waives to the fullest extent not prohibited by any Requirement of Law any defense now or in the future arising (other than that the Guaranteed Obligations have been paid in full in cash), by reason of:
(i) the illegality, invalidity or unenforceability of all or any part of the Guaranteed Obligations, any Guaranty Document or any agreement, security document, guarantee or other instrument relative to all or any part of the Guaranteed Obligations;
(ii) any disability or other defense with respect to all or any part of the Guaranteed Obligations of the Borrower, or any other Guarantor or other Person (including any issuer of any letters of credit), including the effect of any statute of limitations that may bar the enforcement of all or any part of the Guaranteed Obligations or the obligations of any such other Guarantor or other Person;
(iii) the illegality, invalidity or unenforceability of any security or guarantee (including any letter of credit) for all or any part of the Guaranteed Obligations or the lack of perfection or continuing perfection or failure of the priority of any Lien on any collateral for all or any part of the Guaranteed Obligations;
(iv) the cessation, for any cause whatsoever, of the liability of the Borrower or any other Guarantor or other Person (other than, subject to Section 4, by reason of the full payment and performance of all Guaranteed Obligations);
(v) any failure of any Guaranteed Party to marshal assets in favor of the Borrower or any other Person (including any other Guarantor), to exhaust any collateral for all or any part of the Guaranteed Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against the Borrower, any other Guarantor  or any other Person or to take any action whatsoever to mitigate or reduce such Guarantor's liability under this Guaranty Agreement, no Guaranteed Party being under any obligation to take any such action notwithstanding the fact that all or any part of the Guaranteed Obligations may be due and payable and that the Borrower or any other Guarantor may be in default of its obligations under any Guaranty Document;
(vi) any failure of any Guaranteed Party to give notice of sale or other disposition of any collateral (including any notice of any judicial or nonjudicial foreclosure or sale of any interest in real property serving as collateral for all or any part of the Guaranteed Obligations) for all or any part of the Guaranteed Obligations to the Borrower, Guarantor or any other Person or any defect in, or any failure by Guarantor or any other Person to receive, any notice that may be given in connection with any sale or disposition of any collateral;
(vii)      any failure of any Guaranteed Party to comply with any Requirement of Law in connection with the sale or other disposition of any collateral for all or any part of the Guaranteed Obligations;
(viii)      any judicial or nonjudicial foreclosure or sale of, or other election of remedies with respect to, any interest in real property or other collateral serving as security for all or any part of the Guaranteed Obligations, even though such foreclosure, sale or election of remedies may impair the subrogation rights of Guarantor or may preclude such Guarantor from obtaining reimbursement, contribution, indemnification or other recovery from the Borrower, any other guarantor or any other Person and even though the Borrower may not, as a result of such foreclosure, sale or election of remedies, be liable for any deficiency;
(ix)   any act or omission of any Guaranteed Party or any other Person that directly or indirectly results in or aids the discharge or release of the Borrower or any other guarantor of all or any part of the Guaranteed Obligations or any security or guarantee for all or any part of the Guaranteed Obligations by operation of law or otherwise;
(x) any Requirement of Law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety's or guarantor's obligation in proportion to the principal obligation;
(xi) the possibility that the obligations of the Borrower to Guaranteed Parties may at any time and from time to time exceed the aggregate liability of such Guarantor under this Guaranty Agreement;
(xii) any counterclaim, set-off or other claim which the Borrower or any other guarantor has or alleges to have with respect to all or any part of the Guaranteed Obligations;
(xiii) any failure of any Guaranteed Party to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person;
(xiv) the election by any Guaranteed Party in any bankruptcy proceeding of any Person, of the application or nonapplication of Section 1111(b)(2) of Title 11 of the United States Code (the "Bankruptcy Code");
(xv) any extension of credit or the grant of any Lien under Section 364 of the Bankruptcy Code;
(xvi) any use of cash collateral under Section 363 of the Bankruptcy Code;

(xvii)  any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person;
(xviii)  the avoidance of any Lien in favor of any Guaranteed Party for any reason;
(xix) any change in the limited liability company existence, structure or ownership of the Borrower or the bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against the Borrower, any Guarantor or any other Person, including any discharge of, or bar or stay against collecting, all or any part of the Guaranteed Obligations (or any interest on all or any part of the Guaranteed Obligations) in or as a result of any such proceeding;
(xx) any failure by any Guaranteed Party to enforce the subordination of any junior or subordinated indebtedness or any security thereof; or
(xxi) any action taken by any Guaranteed Party, whether similar or dissimilar to any of the foregoing, that is authorized by this Section 3 or otherwise in this Guaranty Agreement or by any other provision of any Guaranty Document or any omission to take any such action.
SECTION 4. Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances.  Each Guarantor's obligations hereunder shall remain in full force and effect until all amounts payable by the Borrower under the Guaranty Documents shall have been indefeasibly paid in full in cash (other than contingent indemnity obligations to the extent no claim has been asserted).  The obligations of each Guarantor under this Guaranty Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower, any other guarantor or any other Person or any other application of funds (including the proceeds of any collateral for all or any part of the Guaranteed Obligations) in respect of all or any part of the Guaranteed Obligations is rescinded or must be otherwise restored by any Guaranteed Party, whether as a result of any proceedings in bankruptcy, reorganization or otherwise and each Guarantor agrees that it will jointly and severally indemnify each Guaranteed Party on demand for all costs and expenses (including fees and expenses of counsel) incurred by such Guaranteed Party in connection with such rescission or restoration.
SECTION 5. Waiver by Guarantor.  Each Guarantor hereby waives (a) any right of redemption with respect to any collateral after the sale thereof (except as shall be required by any Requirement of Law that cannot be waived), and all rights, if any, of marshalling of collateral or security for the Guaranteed Obligations and (b) any right (except as shall be required by any Requirement of Law that cannot be waived) to require any Guaranteed Party to (i) proceed against the Borrower, any other Guarantor or any other Person, (ii) proceed against or exhaust any other collateral or security for any of the Guaranteed Obligations or (iii) pursue any remedy in any Guaranteed Party's power whatsoever.  If, notwithstanding the intent of the parties that the terms of this Guaranty Agreement shall control in any and all circumstances, any of the foregoing waivers or consents are determined to be unenforceable under any Requirement of Law, such waivers and consents shall be effective to the maximum extent not prohibited by any

Requirement of Law.  Each Guarantor hereby waives any defense based on or arising out of any defense of the Borrower, any other Guarantor or any other Person other than indefeasible payment in full in cash of the Obligations, including any defense based on or arising out of the disability of the Borrower, any other Guarantor or any other Person, or the enforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Guarantor other than indefeasible payment in full in cash of the Obligations.  Each Guaranteed Party may exercise any right or remedy it may have against the Borrower, any other Guarantor or any other Person, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder (except to the extent the Obligations have been indefeasibly paid in full in cash.  Each Guarantor waives all rights and defenses arising out of an election of remedies by a Guaranteed Party, even though that election of remedies, such as nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Guarantor's rights of subrogation and reimbursement against the Borrower.
SECTION 6. Stay of Acceleration.  If acceleration of the time for payment of any amount payable by the Borrower under the Guaranty Documents is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of the Guaranty Documents nonetheless shall be payable by each Guarantor hereunder forthwith on demand by the Agent.
SECTION 7. Set-Off.  In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Guarantor, any such notice being expressly waived by each Guarantor to the extent permitted by applicable law, upon any amount being due and unpaid by any Guarantor to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Guarantor.  Each Lender agrees promptly to notify the relevant Guarantor and the Agent of any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application or give any Guarantor any cause of action or right to damages or any other remedy against such Lender, any other Lender or the Agent.
SECTION 8. Representations, Warranties and Covenants of the Guarantors.
(a) As of the date hereof, the date any Guarantor becomes a party hereto, and as of the date of each Borrowing and each issuance of a Letter of Credit, each Guarantor represents and warrants that each of the representations and warranties applicable to it under the Loan Agreement are true and correct in all respects as if made by such Guarantor.
(b) Each Guarantor agrees to comply with and be bound by each of the covenants, agreements and conditions in the Loan Agreement applicable to it as if such Guarantor were a party to the Loan Agreement.
SECTION 9. Subrogation.  Each Guarantor hereby agrees that, until the indefeasible payment in full in cash of all Guaranteed Obligations, it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 2, whether by subrogation, reimbursement, contribution or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations.
SECTION 10. Notices.  All notices and other communications hereunder to any party hereto shall be given or made in the manner provided in the Loan Agreement to such party at its address set forth therein, or in the case of any Guarantor, in care of the Borrower at its address set forth therein, or in the case of any party hereto, to such other address as such party may have provided by notice to the other parties hereto
SECTION 11. No Waivers.  No failure or delay by any Guaranteed Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided in the Guaranty Documents shall be cumulative and not exclusive of any rights or remedies provided by any Requirement of Law.
SECTION 12. Successors and Assigns.  This Guaranty Agreement shall be binding upon each Guarantor and its successors and assigns.  No Guarantor may assign or transfer its rights or obligations under this Guaranty Agreement without the prior written consent of the Agent (acting at the direction of the Required Lenders).  Any attempted assignment or transfer in violation of this Section 12 shall be null and void.
SECTION 13. Expenses, Etc.  Each Guarantor agrees to pay or to reimburse the Guaranteed Parties for all costs and expenses (including fees and expenses of counsel) that may be incurred by any Guaranteed Party in any effort to enforce any of the obligations of the Guarantors under this Guaranty Agreement, whether or not any lawsuit is filed, including all such costs and expenses (and attorneys' fees and expenses) incurred by the Guaranteed Parties in any bankruptcy, reorganization, workout or similar proceeding.
SECTION 14. Amendments, Etc.  No amendment, modification, supplement, extension, termination or waiver of any provision of this Guaranty Agreement may in any event be effective unless signed by the Guarantors and the Agent with the written approval or upon the instructions of the required number of Lenders as set forth in the Loan Agreement.
SECTION 15. Survival.  All representations and warranties made in this Guaranty Agreement or in any certificate or other document delivered pursuant to or in connection with this Guaranty Agreement shall survive the execution and delivery of this Guaranty Agreement or such certificate or other document (as the case may be) or any deemed repetition of any such representation or warranty.
SECTION 16. Entire Agreement.  The Guaranty Agreement constitutes the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter hereof.
SECTION 17. Severability.  Any provision of this Guaranty Agreement being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of this Guaranty Agreement or any part of such provision in any other jurisdiction.

SECTION 18. Captions.  The table of contents, captions and section headings appearing in this Guaranty Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Guaranty Agreement.
SECTION 19. Counterparts.  This Guaranty Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties to this Guaranty Agreement may execute this Guaranty Agreement by signing any such counterpart.
SECTION 20. Governing Law.  This Guaranty Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.
SECTION 21. Consent to Jurisdiction.  Each of the parties to this Guaranty Agreement irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America located in the State of New York and agrees that any legal action, suit or proceeding arising out of or relating to the Guaranty Agreement may be brought against such party in any such courts.  Final judgment against any party in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by any Requirement of Law.  Nothing in this Section 21 shall affect the right of any party to commence legal proceedings or otherwise sue any other party in any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other papers upon any other party in any manner authorized by any Requirement of Law of any such jurisdiction.  Each of the parties to this Guaranty Agreement agrees that process served either personally or by registered mail shall, to the extent permitted by any Requirement of Law, constitute adequate service of process in any such suit.  Each of the parties to this Guaranty Agreement irrevocably waives to the fullest extent permitted by any Requirement of Law: (a) any objection which it may have now or in the future to the laying of the venue of any such action, suit or proceeding in any court referred to in the first sentence above; (b) any claim that any such action, suit or proceeding has been brought in an inconvenient forum; (c) its right of removal of any matter commenced by any other party in the courts of the State of New York to any court of the United States of America; (d) any immunity which it or its assets may have in respect of its obligations under any Guaranty Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process; and (e) any right it may have to require the moving party in any suit, action or proceeding brought in any of the courts referred to above arising out of or in connection with the Guaranty Agreement to post security for the costs of any party or to post a bond or to take similar action.
SECTION 22. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO, OR DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THE GUARANTY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER (WHETHER FOUNDED IN CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO RELATED PERSON OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE

EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AGREEMENT BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 22.
SECTION 23. Additional Guarantors.  If, pursuant to the terms and conditions of the Loan Agreement, the Borrower shall be required to cause any Subsidiary that is not a Guarantor to become a Guarantor hereunder, such Subsidiary shall execute and deliver to the Agent a supplement to this Guaranty Agreement in the form of Annex I and shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Guarantor party hereto.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has caused this Guaranty Agreement to be duly executed by its authorized officer as of the day and year first above written.
GUARANTORS:

ADM CINEMA CORPORATION

By:	/s/ Gary S. Loffredo
Name:	Gary S. Loffredo
Title:	Secretary, General Counsel

VISTACHIARA PRODUCTIONS, INC.

By:	/s/ Christopher J. McGurk
Name:	Christopher J. McGurk
Title:	Chief Executive Officer

VISTACHIARA ENTERTAINMENT, INC.

By:	/s/ Christopher J. McGurk
Name:	Christopher J. McGurk
Title:	Chief Executive Officer

CINEDIGM ENTERTAINMENT CORP.

By:	/s/ Christopher J. McGurk
Name:	Christopher J. McGurk
Title:	Chief Executive Officer

CINEDIGM ENTERTAINMENT HOLDINGS, LLC

By:	/s/ Christopher J. McGurk
Name:	Christopher J. McGurk
Title:	Chief Executive Officer

CINEDIGM HOME ENTERTAINMENT, LLC

By:	/s/ Christopher J. McGurk
Name:	Christopher J. McGurk
Title:	Chief Executive Officer

[Signature Page to Guaranty Agreement]

DOCURAMA, LLC

By:	/s/ Christopher J. McGurk
Name:	Christopher J. McGurk
Title:	Chief Executive Officer

DOVE FAMILY CHANNEL, LLC

By:	/s/ Christopher J. McGurk
Name:	Christopher J. McGurk
Title:	Chief Executive Officer

CINEDIGM OTT HOLDINGS, LLC

By:	/s/ Christopher J. McGurk
Name:	Christopher J. McGurk
Title:	Chief Executive Officer

CINEDIGM PRODUCTIONS, LLC

By:	/s/ Christopher J. McGurk
Name:	Christopher J. McGurk
Title:	Chief Executive Officer

[Signature Page to Guaranty Agreement]

AGENT:

CORTLAND CAPITAL MARKET SERVICES LLC

By:	/s/ Matthew Trybula
Name:	Matthew Trybula
Title:	Associate Counsel

[Signature Page to Guaranty Agreement]

ANNEX I
TO
 GUARANTY AGREEMENT
FORM OF SUPPLEMENT TO GUARANTY AGREEMENT
THIS SUPPLEMENT NO. ___, dated as of [_____________] (this "Supplement"), to the Guaranty Agreement (as defined below), by [__________], a [__________] (the "New Guarantor") in favor of ______________, as Administrative Agent and Collateral Agent for the Lenders (in both such capacities, the "Agent") for the benefit of the Lenders (as defined below).
WHEREAS, CINEDIGM CORP., a Delaware corporation (the "Borrower") has entered into that certain Second Lien Term Loan Agreement , dated as of July 14, 2016 (the "Loan Agreement"), by and among the Borrower, the lenders thereunder from time to time (collectively, the "Lenders"), and the Agent, pursuant to which the Lenders have agreed to extend the second lien loans to the Borrower for the purposes, and on the terms and subject to the conditions, set forth in the Loan Agreement;
WHEREAS, certain subsidiaries of the Borrower have entered into that certain Guaranty Agreement, dated as of July 14, 2016 (as the same from time to time hereafter may be amended, modified, supplemented or restated, the "Guaranty Agreement"), by and among the Guarantors party thereto, and each of the other entities which becomes a party thereto pursuant to Section 23 thereof, and the Agent for the benefit of the Guaranteed Parties in order to induce the Lenders, and the Agent to enter into the Loan Agreement (terms used but not otherwise defined herein have the meaning set forth in the Guaranty Agreement directly or by reference to the Loan Agreement);
WHEREAS, the New Guarantor is executing this Supplement in accordance with the requirements of the Loan Agreement; and
Accordingly, the New Guarantor agrees as follows:
1. The New Guarantor by its signature below becomes a Guarantor under the Guaranty Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby agrees to all the terms and provisions of the Guaranty Agreement applicable to it as a Guarantor thereunder.  Each reference to a "Guarantor" in the Guaranty Agreement shall be deemed to include the New Guarantor.  The Guaranty Agreement is hereby incorporated herein by reference.  This Supplement is a Loan Document.
2. The New Guarantor represents and warrants to the Guaranteed Parties that representations and warranties contained in Section 8 of the Guaranty Agreement (made directly or by incorporation) are true and correct as of the date hereof with respect to such New Guarantor.
3. This Supplement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.  This Supplement shall become effective as to any New Guarantor when the Agent shall have received a counterpart of this Supplement executed by such New Guarantor.
4. Except as expressly supplemented hereby, the Guaranty Agreement shall remain in full force and effect.
5. This Supplement shall be governed by, and construed in accordance with, the law of the State of New York.
6. If at any time any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, neither party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty Agreement shall not in any way be affected or impaired.  The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
[SIGNATURE PAGES FOLLOW]

[Annex I to Guaranty Agreement]

IN WITNESS WHEREOF, the New Guarantor has duly executed this Supplement as of the day and year first above written.

[NEW GUARANTOR]

By:
Name:
Title:

ACCEPTED:

as Agent

By:
Name:
Title:

[Annex I to Guaranty Agreement]